Exhibit 21
Subsidiaries of G-III
NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
G-III Leather Fashions, Inc.	New York
AM Retail Group, Inc.	Delaware
CK Outerwear LLC	New York
G-III Apparel Canada ULC	British Columbia, Canada
G-III Hong Kong Limited	Hong Kong
Kostroma Limited	Hong Kong
G-III Asia, Limited	Hong Kong
Hangzhou G-III Apparel Trading Co., Ltd	China
Riviera Sun, Inc.	Delaware
VBQ LLC	Delaware
VBQ Acquisition B.V.	Netherlands
G-III Foreign Holdings C.V.	Netherlands
Vilebrequin International SA	Switzerland
GK Holdings Coöperatief U.A.	Netherlands
G-III Europe Coöperatief U.A.	Netherlands
GKL Holdings B.V.	Netherlands
T.R.B. International SA	Switzerland
Tropezina S.L.	Spain
Vilebrequin France SAS	France
TRB (Singapore) S.E. Asia PTE Ltd.	Singapore
Lobst SAS	France
TRB Belgique SPRL	Belgium
Riley SA	Switzerland
Sole SRL	Italy
La Plage Ltd.	United Kingdom
T.R.B. Hong Kong Ltd.	Hong Kong
TRB Macao Ltd.	Macao
Riley & Cie S.C.S.	Monaco
TRB Portugal, Comercio de Vestuario Unipessoal LDA	Portugal
TRB International SA, succursale Saint Bathelemy	France
TRB International SA, succursale Serris	France
TRB Mexico	Mexico
Naiman GmbH	Switzerland
Vilebrequin Saint Maarten	St. Maarten
Vilebrequin Deutschland GmbH	Germany
VBQ France	France
Donna Karan International Inc.	Delaware
Gabrielle Studio, Inc.	New York
The Donna Karan Company LLC	New York
The Donna Karan Company Store LLC	New York

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Donna Karan Studio LLC	New York
Donna Karan (Italy) S.r.l	Italy
Donna Karan Service Company B.V.	Netherlands
Donna Karan Company Store Ireland Limited	Ireland
Donna Karan Company Stores UK Holding Ltd.	United Kingdom
The Donna Karan Company Store (UK) Limited	United Kingdom
Donna Karan Company Stores UK Retail Ltd.	United Kingdom
Donna Karan Management Company UK Ltd.	United Kingdom
Donna Karan Company Store (Germany) GmbH	Germany